Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2018 and 2017

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2018 and 2017

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 5, 2019

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except par value and share amounts)

	As of December 31, 2018	As of December 31, 2017
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,813 and $1,872)	$1,815	$1,928
Short-term investments, at fair value	43	32
Total investment portfolio	1,858	1,960
Loan receivable from affiliate	50	60
Cash	1	5
Premiums receivable, net of commissions payable	174	172
Ceded unearned premium reserve	23	22
Deferred acquisition costs	250	234
Salvage and subrogation recoverable	45	37
Assumed funds held from affiliates	40	42
Other assets	15	17
Total assets	$2,456	$2,549
Liabilities and shareholder’s equity
Unearned premium reserve	$836	$786
Loss and loss adjustment expense reserve	311	389
Credit derivative liabilities	28	37
Other liabilities	32	43
Total liabilities	1,207	1,255
Commitments and contingencies (see Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2018 and 2017)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2018 and 2017)	1	1
Additional paid-in capital	857	857
Retained earnings	390	384
Accumulated other comprehensive income, net of tax of $1 and $3	1	52
Total shareholder’s equity	1,249	1,294
Total liabilities and shareholder’s equity	$2,456	$2,549
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2018	2017
Revenues
Net earned premiums	$120	$144
Net investment income	67	68
Net realized investment gains (losses)	(4)	—
Net change in fair value of credit derivatives	12	14
Other income (loss)	(1)	5
Total revenues	194	231
Expenses
Loss and loss adjustment expenses	7	16
Amortization of deferred acquisition costs	36	42
Other operating expenses	18	17
Total expenses	61	75
Income (loss) before income taxes	133	156
Provision (benefit) for income taxes	2	1
Net income (loss)	$131	$155

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2018	2017
Net income (loss)	$131	$155
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(2) and $1	(50)	8
Investments with other-than-temporary impairment, net of tax	(1)	—
Other comprehensive income (loss)	(51)	8
Comprehensive income (loss)	$80	$163

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2018 and 2017

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2016	$—	$1	$857	$355	$43	$1,256
Net income	—	—	—	155	—	155
Dividends	—	—	—	(125)	—	(125)
Reclassification of stranded tax effects (see Note 10)	—	—	—	(1)	1	—
Other comprehensive income	—	—	—	—	8	8
Balance at December 31, 2017	$—	$1	$857	$384	$52	$1,294
Net income	—	—	—	131	—	131
Dividends	—	—	—	(125)	—	(125)
Other comprehensive loss	—	—	—	—	(51)	(51)
Balance at December 31, 2018	$—	$1	$857	$390	$1	$1,249

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2018	2017
Operating Activities
Net Income	$131	$155
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	4	5
Change in deferred acquisition costs	(16)	4
Change in premiums receivable, net of premiums payable and commissions	(6)	7
Change in ceded unearned premium reserve	(1)	(22)
Change in unearned premium reserve	50	(13)
Change in loss and loss adjustment expense reserve, net	(86)	(56)
Change in credit derivatives assets and liabilities, net	(8)	(13)
Change in assumed funds held under reinsurance contracts	2	(19)
Other	5	2
Net cash flows provided by (used in) operating activities	$75	$50
Investing activities
Fixed-maturity securities:
Purchases	(246)	(245)
Sales	189	148
Maturities	103	147
Net sales (purchases) of short-term investments with original maturities of less than three months	(10)	19
Proceeds from repayment of loan to affiliate	10	10
Net cash flows provided by (used in) investing activities	46	79
Financing activities
Dividends paid	(125)	(125)
Net cash flows provided by (used in) financing activities	(125)	(125)
Increase (decrease) in cash and restricted cash	(4)	4
Cash and restricted cash at beginning of period (see Note 8)	5	1
Cash and restricted cash at end of period (see Note 8)	$1	$5
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$2	$2

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act of 1978, and amendments thereto and related regulations (the Act). AGRO owns AG Intermediary Inc., a New York insurance intermediary company.

AG Re and AGRO write business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of reinsurance.

AG Re primarily underwrites financial guaranty reinsurance. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of scheduled principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

AGRO also provides non-financial guaranty insurance and reinsurance on transactions with similar risk profiles to its structured finance exposures written in financial guaranty form. The Company currently provides non-financial guaranty reinsurance mainly for life insurance capital relief transactions and aircraft residual value insurance (RVI) transactions. The Company's non-financial guaranty reinsurance offerings also include life reserve financing, and risk based capital and regulatory capital relief.

In the past, the Company had reinsured policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the ceding company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not reinsured any new CDS since the beginning of 2009 when regulatory guidelines were issued that limited the terms under which such protection could be sold by the affiliated ceding companies. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the affiliated ceding companies not entering into such new CDS in the U.S. since 2009.

The Company’s affiliates, Assured Guaranty Corp. (AGC) and Assured Guaranty Municipal Corp. (AGM, and together with AGC, the affiliated ceding companies), account for all of the new financial guaranty reinsurance business written by the Company in 2018 and nearly all for 2017.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign currency transactions are reported in the consolidated statement of operations.

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of expenses, including compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement. See Note 12, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Expected loss to be paid (insurance and credit derivatives)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5 and Note 11
Fair value measurement	Note 6
Credit derivatives (at fair value)	Note 7
Investments and cash	Note 8
Income taxes	Note 10
Loan receivable from affiliate	Note 12
Leases	Note 13
Commitments and contingencies	Note 13

Adopted Accounting Standards

Changes to the Disclosure Requirements for Fair Value Measurement

              In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.  This ASU removed, modified and added additional disclosure requirements on fair value measurements in Topic 820. The Company has adopted this ASU as of December 31, 2018 with the relevant disclosure updates included in Note 6, Fair Value Measurements.

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removed the prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU was adopted on January 1, 2018 with no material effect on the consolidated financial statements.

Future Application of Accounting Standards

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This ASU will have no effect on the Company's consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Subsequent to the issuance of this ASU, Topic 842 was amended by various updates that clarified the impact and implementation of ASU 2016-02. Collectively, these updates will require lessees to present right-of-use assets and lease liabilities on the balance sheet. The Company currently accounts for its lease agreements, where the Company is the lessee, as operating leases and, therefore, does not record these leases on its consolidated balance sheet. Upon adoption on January 1, 2019, the Company will report an increase in both assets and liabilities of approximately $1 million related to the Company's office space lease.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets and off-balance sheet exposures (e.g., reinsurance recoverables, premium receivables, held-to- maturity debt securities, and loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment. The allowance may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration. That new model would require the recognition of an initial allowance for credit losses, which is added to the purchase price.

                The ASU is effective for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. This ASU is not applicable to receivables from affiliates. The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. Early adoption of the amendments is permitted. The Company does not plan to early adopt this ASU. The Company is evaluating the effect that this ASU will have on its financial statements.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•	improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,

•	simplify and improve the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts,

•	simplify the amortization of deferred acquisition costs, and

•	improve the effectiveness of the required disclosures.

This ASU does not impact the Company’s financial guaranty insurance contracts, but may impact its accounting for certain non-financial guaranty contracts. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption of the amendments is permitted. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

2.    Ratings

The financial strength ratings (or similar ratings) for AG Re and AGRO, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time. In addition, AG Re and AGRO periodically assess the value of each rating assigned to them, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P)	A.M. Best Company, Inc.
AG Re	AA (stable) (6/26/18)	—
AGRO	AA (stable) (6/26/18)	A+ (stable) (7/13/18)

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AG Re and AGRO in the future.

For a discussion of the effects of rating actions on the affiliated ceding companies and, therefore, on the Company, see Note 5, Contracts Accounted for as Insurance and Note 11, Reinsurance.

3.	Outstanding Exposure

The Company’s outstanding exposure consists of primarily direct and assumed financial guaranty contracts, which are written primarily in insurance form. Until 2009, the Company also reinsured some of its financial guaranty contacts in credit derivative form. Whether written as an insurance contract or as a credit derivative, the Company considers these financial guaranty contracts. The Company also writes a relatively small amount of non-financial guaranty insurance and reinsurance.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requiring rigorous subordination or collateralization requirements.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company also provides non-financial guaranty insurance and reinsurance on transactions without special purpose entities but with similar risk profiles to its structured finance exposures written in financial guaranty form.

Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were insured on a primary basis by third party insurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. The second-to-pay insured par outstanding as of December 31, 2018 and 2017 was $1.2 billion and $1.4 billion, respectively. The par on second-to-pay exposure where the ratings of the primary insurer and underlying transaction are both below-investment- grade (BIG) and/or not rated is $16 million and $35 million as of December 31, 2018 and December 31, 2017, respectively.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of AGL's senior management and senior risk and surveillance officers, establishes AGL-wide credit policy for AGL's direct and assumed business. It implements specific underwriting procedures and limits for AGL and allocates underwriting capacity among AGL's subsidiaries, including the Company. The Portfolio Risk Management Committee is responsible for enterprise risk management for AGL and focuses on measuring and managing credit, market and liquidity risk for AGL. All transactions in new asset classes or new jurisdictions must be approved by this committee. The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company's ceding companies, particularly the Company's affiliates AGM and AGC, also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies to the extent that the Company chooses to participate in the loss mitigation strategy.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Exposure

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in millions)
Public finance	$102,686	$105,424	$102,686	$105,424
Structured finance	3,499	3,800	3,115	3,411
Total financial guaranty	$106,185	$109,224	$105,801	$108,835

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$64	0.1%	$775	9.0%	$258	9.5%	$15	11.9%	$1,112	1.6%
AA	5,304	9.3	325	3.8	804	29.6	1	0.8	6,434	9.4
A	32,918	57.5	1,486	17.2	241	8.9	5	4.0	34,650	50.5
BBB	17,459	30.5	5,942	68.8	444	16.4	80	63.5	23,925	34.8
BIG	1,459	2.6	107	1.2	967	35.6	25	19.8	2,558	3.7
Total net par outstanding	$57,204	100.0%	$8,635	100.0%	$2,714	100.0%	$126	100.0%	$68,679	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$104	0.2%	$865	11.5%	$302	10.3%	$15	12.7%	$1,286	1.8%
AA	7,547	12.4	61	0.8	783	26.5	—	—	8,391	11.7
A	34,888	57.3	1,327	17.7	345	11.7	1	0.9	36,561	51.2
BBB	16,640	27.3	5,115	68.1	398	13.5	69	59.0	22,222	31.1
BIG	1,694	2.8	140	1.9	1,122	38.0	32	27.4	2,988	4.2
Total net par outstanding	$60,873	100.0%	$7,508	100.0%	$2,950	100.0%	$117	100.0%	$71,448	100.0%

Financial Guaranty Portfolio
Net Par Outstanding
by Sector

Sector	As of December 31, 2018	As of December 31, 2017
	(in millions)
Public finance:
U.S.:
General obligation	$24,106	$26,415
Tax backed	12,153	12,700
Municipal utilities	8,604	8,774
Transportation	4,401	4,744
Higher education	2,297	2,734
Infrastructure finance	2,206	2,052
Healthcare	1,958	2,323
Housing revenue	386	307
Investor-owned utilities	373	251
Other public finance	720	573
Total public finance—U.S.	57,204	60,873
Non-U.S.:
Regulated utilities	4,685	3,581
Infrastructure finance	2,695	2,615
Pooled infrastructure	687	781
Other public finance	568	531
Total public finance—non-U.S.	8,635	7,508
Total public finance	$65,839	$68,381
Structured finance:
U.S.:
Insurance securitizations	$1,473	$1,488
Consumer receivables	459	540
Residential mortgage-backed securities (RMBS)	401	515
Pooled corporate obligations	176	174
Commercial receivables	86	65
Other structured finance	119	168
Total structured finance—U.S.	2,714	2,950
Non-U.S.:
Commercial receivables	52	76
RMBS	20	17
Pooled corporate obligations	7	7
Other structured finance	47	17
Total structured finance—non-U.S.	126	117
Total structured finance	2,840	3,067
Total net par outstanding	$68,679	$71,448

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Financial Guaranty Portfolio
Expected Amortization of
Net Par Outstanding
As of December 31, 2018

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$16,527	$1,359	$17,886
5 to 10 years	14,076	440	14,516
10 to 15 years	12,181	286	12,467
15 to 20 years	10,139	712	10,851
20 years and above	12,916	43	12,959
Total net par outstanding	$65,839	$2,840	$68,679

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$444	$94	$921	$1,459	$57,204
Non-U.S. public finance	107	—	—	107	8,635
Public finance	551	94	921	1,566	65,839
Structured finance:
U.S. RMBS	33	27	143	203	401
Triple-X life insurance transactions	—	—	634	634	1,403
Trust preferred securities (TruPS)	—	—	—	—	117
Other structured finance	40	91	24	155	919
Structured finance	73	118	801	992	2,840
Total	$624	$212	$1,722	$2,558	$68,679

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$652	$98	$944	$1,694	$60,873
Non-U.S. public finance	140	—	—	140	7,508
Public finance	792	98	944	1,834	68,381
Structured finance:
U.S. RMBS	42	40	197	279	515
Triple-X life insurance transactions	—	—	634	634	1,418
TruPS	39	—	—	39	172
Other structured finance	68	94	40	202	962
Structured finance	149	134	871	1,154	3,067
Total	$941	$232	$1,815	$2,988	$71,448

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2018

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$612	$12	$624	82	6	88
Category 2	211	1	212	18	1	19
Category 3	1,711	11	1,722	89	8	97
Total BIG	$2,534	$24	$2,558	189	15	204

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2017

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$892	$49	$941	87	6	93
Category 2	230	2	232	21	3	24
Category 3	1,801	14	1,815	99	9	108
Total BIG	$2,923	$65	$2,988	207	18	225
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of
Net Par Outstanding
As of December 31, 2018

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,136	$9,944	14.5%
Texas	998	5,506	8.0
Pennsylvania	552	5,088	7.4
New York	585	4,808	7.0
Illinois	481	4,683	6.8
New Jersey	281	3,002	4.4
Florida	219	2,741	4.0
Michigan	269	1,822	2.7
Alabama	252	1,472	2.1
Louisiana	154	1,432	2.1
Other	2,028	16,706	24.3
Total U.S. public finance	6,955	57,204	83.3
U.S. Structured finance (multiple states)	338	2,714	4.0
Total U.S.	7,293	59,918	87.3
Non-U.S.:
United Kingdom	106	6,526	9.5
France	6	577	0.8
Australia	8	420	0.6
Mexico	3	287	0.4
Canada	8	217	0.3
Other	40	734	1.1
Total non-U.S.	171	8,761	12.7
Total	7,464	$68,679	100.0%

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.0 billion net par as of December 31, 2018, all of which was rated BIG. Puerto Rico has experienced significant general fund budget deficits and a challenging economic environment since at least the financial crisis. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA) and Municipal Finance Agency (MFA).

On November 30, 2015 and December 8, 2015, the former governor of Puerto Rico (Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District

Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding”.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. On February 15, 2019, the United States Court of Appeals for the First Circuit (First Circuit) held that members of the Oversight Board were not appointed in compliance with the appointments clause of the U.S. Constitution, but declined to dismiss the Title III petitions previously filed by the Oversight Board and delayed the effectiveness of its ruling for 90 days so as to allow the President of the United States and the U.S. Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the appointments clause. See "Puerto Rico Recovery Litigation" below.

PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law.

Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any legal proceedings under PROMESA.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, and rebuilding and economic recovery are expected to take years.

The Oversight Board has certified a number of fiscal plans (in some instances certifying revisions of previously certified plans) for the Commonwealth, PRHTA, Puerto Rico Electric Power Authority (PREPA) and PRASA. The Company and its affiliated ceding companies do not believe the certified fiscal plans for the Commonwealth, PRHTA, PREPA or PRASA comply with certain mandatory requirements of PROMESA.

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company reinsures are illegal or unconstitutional or both, and have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

The Company's affiliated ceding companies participate in mediation and negotiations relating to its Puerto Rico exposure.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations reinsured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company reinsures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt reinsured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2018, the Company had $393 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On October 23, 2018, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $17.0 billion that would be available for debt service over the six-year forecast period ending 2023. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net primary budget deficit for the period from 2023 through 2058, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On January 14, 2019, the Oversight Board and certain other parties filed an objection in the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) seeking an order, among other things, disallowing claims based on the Commonwealth’s general obligation bonds issued on or after March 2012, contending that these bonds were issued in violation of the Commonwealth’s debt service limits. As of December 31, 2018, $148 million of the Company’s reinsured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2018, the Company had $195 million insured net par outstanding of PRHTA (transportation revenue) bonds and $40 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 28, 2018, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

PRIFA. As of December 31, 2018, the Company had $1 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

PREPA. As of December 31, 2018, the Company had $232 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (PREPA RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that subject to certain conditions, would have resulted in, among other things, modernization of the utility and a restructuring of current debt.

The Oversight Board did not certify the PREPA RSA under Title VI of PROMESA as the Company believes was required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA.

On July 30, 2018, the Oversight Board and the Governor of Puerto Rico announced that they had reached a tentative agreement with a certain group of PREPA bondholders regarding approximately $3 billion, or approximately one-third, of PREPA’s outstanding debt. Bondholders would be able to exchange their debt for new securitization debt maturing in 40 years at 67% of par, plus growth bonds tied to the recovery of Puerto Rico at 10% of par. The Company and certain other creditors of PREPA have not agreed to the terms of that tentative agreement.

On August 1, 2018, the Oversight Board certified a revised fiscal plan for PREPA.

PRASA. As of December 31, 2018, the Company had $89 million of insured net par outstanding of PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were reinsured by the Company, and those payments were made in full.

On August 1, 2018, the Oversight Board certified a revised fiscal plan for PRASA.

MFA. As of December 31, 2018, the Company had $74 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were reinsured by the Company, and those payments were made in full.

Puerto Rico Sales Tax Financing Corporation (COFINA). As of December 31, 2018, the Company had $9 million insured net par outstanding of subordinate COFINA bonds, which were secured primarily by a second lien on certain sales and use taxes. On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court on February 4, 2019 (COFINA Plan of Adjustment), AGM paid off its insured COFINA bonds in full. Pursuant to the COFINA Plan of Adjustment, AGM received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court (COFINA Exchange Senior Bonds), along with cash. The total par recovery (cash and COFINA Exchange Senior Bonds) represents approximately 60% of the AGM’s official Title III claim, which relates to amounts owed as of the date COFINA entered Title III proceedings. AGM may retain, sell, or insure and then sell, all or any portion of its $152 million of COFINA Exchange Senior Bonds. The COFINA Exchange Senior Bonds consist of both current interest bonds ($115 million) and capital appreciation bonds ($37 million).

The COFINA Plan of Adjustment was predicated on the settlement reached on June 7, 2018, among the court-appointed agents for COFINA and the Commonwealth to resolve a dispute between COFINA and the Commonwealth regarding ownership of the pledged sales tax base amount (PSTBA) of the 5.5% Sales and Use Taxes (SUT). The June 7, 2018 agreement in principle was memorialized in a Settlement Agreement dated October 19, 2018, which was approved by the PROMESA Title III Court on February 4, 2019. That settlement requires, among other things, that future challenges to it be barred by the court or made illegal, and provides that, beginning July 1, 2018, the SUT would be paid first to COFINA until it has received 53.65% of the PSTBA and that the remaining 46.35% of the PSTBA would be paid to the Commonwealth thereafter. The settlement does not impact SUT in excess of the PSTBA, which is paid to the Commonwealth. AGM is reserving its contractual voting rights as deemed sole bondholder of certain Commonwealth general obligation bonds and its related subrogee rights with respect to both the SUT revenues allocated to the Commonwealth and other available resources of the Commonwealth.

Puerto Rico Recovery Litigation

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations they insure are illegal or unconstitutional or both, and its affiliated ceding companies have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On May 16, 2017, The Bank of New York Mellon, as trustee for the bonds issued by COFINA, filed an adversary complaint for interpleader and declaratory relief with the Federal District Court for Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the trustee for certain COFINA bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGM to intervene in this matter. On February 4, 2019, the Federal District Court for Puerto Rico approved the COFINA Plan of Adjustment described above, and the plan became effective on February 12, 2019. As a result, the interpleader action has been dismissed.

On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. AGC and AGM appealed the district court’s decision to the First Circuit. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA Bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which may resolve certain similar issues.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void ab initio the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM's and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On February 28, 2019, the Oversight Board announced that it will ask the U.S. Supreme Court to review the First Circuit’s February 15, 2019 decision and will also request a stay of the First Circuit’s ruling, pending the U.S. Supreme Court’s consideration of the Oversight Board’s petition for a writ of certiorari.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in millions)
Exposure to Puerto Rico	$1,033	$1,072	$1,698	$1,791
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

Puerto Rico
Net Par Outstanding

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$393	$407
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	195	204
PRHTA (Highways revenue) (1)	40	44
PRIFA	1	1
Other Public Corporations
PREPA (1)	232	233
PRASA	89	89
MFA	74	85
COFINA (2)	9	9
Total net exposure to Puerto Rico	$1,033	$1,072
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

(2)	As of the date of this filing, a plan of adjustment under PROMESA is effective for this credit.

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations that the Company reinsures. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2018

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2019 (January 1 – March 31)	$—	$26
2019 (April 1 – June 30)	—	1
2019 (July 1 – September 30)	49	74
2019 (October 1 – December 31)	—	—
Subtotal 2019	49	101
2020	56	106
2021	25	72
2022	32	79
2023	39	84
2024-2028	272	459
2029-2033	175	310
2034-2038	240	308
2039-2043	84	108
2044-2047	61	71
Total	$1,033	$1,698

Exposure to the U.S. Virgin Islands

As of December 31, 2018, the Company had $156 million of assumed net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $68 million BIG. The $88 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $68 million BIG USVI net par consisted of bonds of the Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

Non-Financial Guaranty Exposure

The Company also provides non-financial guaranty insurance and reinsurance on transactions with similar risk profiles to its structured finance exposures written in financial guaranty form. All non-financial guaranty exposures shown in the table below are rated investment grade internally.

Non-Financial Guaranty Exposure

	Gross Exposure		Net Exposure
	As of December 31, 2018	As of December 31, 2017	As of December 31, 2018	As of December 31, 2017
	(in millions)
Life insurance capital relief transactions (1)	$880	$773	$763	$675
Aircraft RVI	340	201	218	140
____________________

(1)	The life insurance capital relief transactions' net exposure is expected to increase to approximately $1.0 billion prior to September 30, 2036.

4.    Expected Loss to be Paid

In order to effectively evaluate and monitor the economics and liquidity of the entire insured portfolio, management compiles loss information, monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of inflows for expected salvage and subrogation (e.g., future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W)), using current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The two models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance and (2) derivative as described in Note 6, Fair Value Measurement and Note 7, Contracts Accounted for as Credit Derivatives. The Company has paid and expects to pay future losses (net of recoveries) on policies which fall under each of the two accounting models.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties or reinsurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by loss mitigation efforts.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from loss mitigation activities; and other variables.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the ceding companies' policy gives them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018 and from 0.00% to 2.78% with a weighted average of 2.46% as of December 31, 2017. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.0% and 1.2% of the total as of December 31, 2018 and December 31, 2017, respectively.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2018	2017
	(in millions)
Net expected loss to be paid, beginning of period	$383	$448
Economic loss development (benefit) due to:
Accretion of discount	9	10
Changes in discount rates	(10)	12
Changes in timing and assumptions	4	(15)
Total economic loss development (benefit)	3	7
Net (paid) recovered losses	(92)	(72)
Net expected loss to be paid, end of period	$294	$383

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2018

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017 (2)	Economic Loss Development/(Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2018 (2)
	(in millions)
Public finance:
U.S. public finance	$231	$25	$(84)	$172
Non-U.S public finance	4	(1)	—	3
Public finance	235	24	(84)	175
Structured finance:
U.S. RMBS	20	(10)	5	15
Triple-X life insurance transactions	91	(3)	(5)	83
Other structured finance	37	(8)	(8)	21
Structured finance	148	(21)	(8)	119
Total	$383	$3	$(92)	$294

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016	Economic Loss Development/(Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$174	$120	$(63)	$231
Non-U.S public finance	5	(1)	—	4
Public finance	179	119	(63)	235
Structured finance:
U.S. RMBS	29	(12)	3	20
Triple-X life insurance transactions	207	(106)	(10)	91
Other structured finance	33	6	(2)	37
Structured finance	269	(112)	(9)	148
Total	$448	$7	$(72)	$383
____________________

(1)	The Company paid $6 million and $6 million in LAE for the years ended December 31, 2018 and 2017, respectively.

(2)	Includes expected LAE to be paid of $9 million as of December 31, 2018 and $6 million as of December 31, 2017.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31, 2018	As of December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
	(in millions)
Financial guaranty insurance	$293	$385	$—	$12
Credit derivatives (1) and other	1	(2)	3	(5)
Total	$294	$383	$3	$7
___________________
(1)    See Note 7, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.0 billion net par as of December 31, 2018, all of which are BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

As of December 31, 2018, the Company had reinsured $124 million net par outstanding of general obligation bonds issued by the City of Hartford, Connecticut, most of which was rated BIG at December 31, 2017. In the first quarter of 2018, the State of Connecticut entered into a contract assistance agreement with the City of Hartford under which the state pays the debt service costs of the City’s general obligation bonds, including those insured by the Company. As a result, the Company reduced the corresponding expected losses as of March 31, 2018 and upgraded this exposure to investment grade.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of December 31, 2018, the Company's net assumed par subject to the plan consists of $50 million of pension obligation bonds. As part of the plan of adjustment, the City will repay any claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2018, including those mentioned above, would be $172 million, compared with a net expected loss of $231 million as of December 31, 2017. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At December 31, 2018, that credit was $125 million, compared with $81 million at December 31, 2017. The economic loss development in 2018 was $25 million, which was primarily attributable to Puerto Rico exposures, partially offset by a benefit related to the State of Connecticut's agreement to pay the debt service costs of certain bonds of the City of Hartford, including the bonds insured by the Company.

Selected Non - U.S. Public Finance Transactions

The Company reinsures exposures with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's exposure to these Spanish and Portuguese exposures is $38 million and $1 million, respectively. The Company rates all of these exposures BIG due to the financial condition of Spain and Portugal and their dependence on the sovereign.

The Company also has exposure to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's exposure to these Hungarian transactions was $30 million, all of which was rated BIG.

These transactions, together with other non-U.S. public finance insured obligations, had expected loss to be paid of $3 million as of December 31, 2018, compared with $4 million as of December 31, 2017. The economic benefit of approximately $1 million during 2018 was mainly attributable to the early termination of certain transactions without any claims to the Company.

U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Ceding companies had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates R&W recoveries and payables to include in its cash flow projections based on agreements the affiliated ceding companies have with R&W providers. As of both December 31, 2018 and December 31, 2017, the Company had a net R&W receivable of $2 million from R&W counterparties.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below. The following table presents the U.S. RMBS net economic loss development (benefit).

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2018	2017
	(in millions)
First lien U.S. RMBS	$(1)	$(2)
Second lien U.S. RMBS	(9)	(10)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2018	2017
Delinquent/Modified in the Previous 12 Months
Alt A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt A and Prime	30	30
Option ARM	35	35
Subprime	40	40
60 – 89 Days Delinquent
Alt A and Prime	40	40
Option ARM	45	50
Subprime	45	50
90+ Days Delinquent
Alt A and Prime	50	55
Option ARM	55	60
Subprime	50	55
Bankruptcy
Alt A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt A and Prime	60	65
Option ARM	65	70
Subprime	60	65
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 4.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.2% - 8.3%	4.3%	2.2% - 9.8%	5.3%
Final CDR	0.1% - 0.4%	0.2%	0.1% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		80%
2007+	70%		70%
Option ARM
Plateau CDR	2.1% - 8.3%	5.7%	2.5% - 8.0%	5.9%
Final CDR	0.1% - 0.4%	0.3%	0.1% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	70%		75%
Subprime
Plateau CDR	1.8% - 23.2%	6.3%	3.0% - 18.7%	7.8%
Final CDR	0.1% - 1.2%	0.3%	0.2% - 0.9%	0.4%
Initial loss severity:
2005 and prior	80%		80%
2006	75%		90%
2007+	95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2017.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2018 and December 31, 2017.

Total expected loss to be paid on all first lien U.S. RMBS was $10 million and $11 million as of December 31, 2018 and December 31, 2017, respectively. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2018 as it used as of December 31, 2017, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $2 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $1 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral), the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2017.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, in 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in the third quarter of 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of December 31, 2018 that it will generally recover only 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries assumed to come in over time. This is the same assumption used as of December 31, 2017. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate.  In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes future recoveries of 10% of the balance of the charged off loans where the second lien is still intact. The Company assumes the recoveries are received evenly over the next five years, although actual recoveries will vary. The Company evaluates its assumptions periodically based on actual recoveries of charged off loans.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2017. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the likely amount of losses the collateral will suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $5 million and $9 million as of December 31, 2018 and December 31, 2017, respectively.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	4.6% - 21.2%	9.3%	2.7% - 25.7%	11.5%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 – 59 Days Delinquent	35		45
60 – 89 Days Delinquent	50		60
90+ Days Delinquent	70		75
Bankruptcy	55		55
Foreclosure	65		70
Real Estate Owned	100		100
Loss severity	98%		98%

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $1 million for HELOC transactions.

Triple-X Life Insurance Transactions

The Company had $1.4 billion of net par exposure to financial guaranty triple-X life insurance transactions as of December 31, 2018, of which $634 million in net par is rated BIG. The triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage triple-X life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled triple-X exposures as of December 31, 2018, will be $83 million, compared with a net expected loss of $91 million as of December 31, 2017. The economic benefit was $3 million during 2018.

Other Structured Finance

The Company has reinsured $0.5 billion net par of student loan securitizations issued by private issuers and that it classifies as structured finance. Of this amount, $94 million is rated BIG. The Company is projecting approximately $21 million of net expected loss to be paid on these transactions. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The economic benefit during 2018 was approximately $8 million, which was driven primarily by the partial commutation of certain student loan exposures.

Recovery Litigation

In the ordinary course of their respective businesses, the affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The affiliated ceding companies have asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the affiliated ceding companies.

5.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes contracts that meet the definition of insurance contracts and contracts that meet the definition of a derivative. Amounts presented in this note relate only to insurance contracts. See Note 7, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Financial Guaranty Insurance

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral consists of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Non-Financial Guaranty Insurance

The amount of unearned premium reserve at contract inception for premiums received upfront on RVI transactions is equal to the amount of cash received, and for premiums received in installments on life insurance capital relief transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. For non-financial guaranty insurance, premiums receivable consist of the amount of contractual premiums due. The Company recognizes unearned premium reserve as earned premium for RVI contracts over the remaining contract period in proportion to the amount of insurance protection provided, and for life insurance capital relief transactions, when premiums are due.

Financial Guaranty and Non-Financial Guaranty Premium Information

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 11, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2018	2017
	(in millions)
Financial guaranty:
Scheduled net earned premiums	$75	$74
Accelerations from refundings and terminations	36	64
Accretion of discount on net premiums receivable	5	4
Financial guaranty insurance net earned premiums	116	142
Non-financial guaranty net earned premiums	4	2
Net earned premiums	$120	$144

Components of
Unearned Premium Reserve

	As of December 31, 2018			As of December 31, 2017
	Gross	Ceded	Net	Gross	Ceded	Net
	(in millions)
Financial guaranty:
Deferred premium revenue	$818	$15	$803	$774	$18	$756
Contra-paid (1)	(2)	—	(2)	(1)	—	(1)
Unearned premium reserve	816	15	801	773	18	755
Unearned premium reserve - non-financial guaranty	20	8	12	13	4	9
Unearned premium reserve	$836	$23	$813	$786	$22	$764
 ____________________

(1)	See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2018	2017
	(in millions)
Beginning of year	$172	$160
Less: Non-financial guaranty insurance premium receivable	1	—
FG insurance premiums receivable	171	160
Gross written premiums, net of commissions	118	85
Gross premiums received, net of commissions	(106)	(74)
Adjustments:
Changes in the expected term	(8)	(8)
Accretion of discount, net of commissions on assumed business	3	2
Foreign exchange translation and remeasurement	(4)	6
Cancellation of assumed reinsurance	(1)	—
FG insurance premium receivable	173	171
Non-financial guaranty insurance premium receivable	1	1
December 31,	$174	$172

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 44% and 37% of installment premiums at December 31, 2018 and December 31, 2017, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2018
(in millions)
2019 (January 1 – March 31)	$24
2019 (April 1 – June 30)	4
2019 (July 1 – September 30)	4
2019 (October 1 – December 31)	4
2020	16
2021	15
2022	13
2023	12
2024-2028	46
2029-2033	32
2034-2038	19
After 2038	23
Total	$212

The timing and cumulative amount of actual net earned premiums may differ from expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2018
(in millions)
2019 (January 1 – March 31)	$18
2019 (April 1 – June 30)	18
2019 (July 1 – September 30)	18
2019 (October 1 – December 31)	17
Subtotal 2019	71
2020	65
2021	59
2022	54
2023	50
2024-2028	201
2029-2033	142
2034-2038	81
After 2038	80
Net deferred premium revenue	803
Future accretion	52
Total future net earned premiums	$855

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2018	As of December 31, 2017
	(dollars in millions)
Premiums receivable, net of commission payable	$173	$171
Gross deferred premium revenue	240	224
Weighted‑average risk-free rate used to discount premiums	2.6%	2.7%
Weighted‑average period of premiums receivable (in years)	9.4	9.6

Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine deferral rates.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is recognized at that time. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2018	2017
	(in millions)
Beginning of year	$234	$238
Deferrals	50	38
Amortization	(34)	(42)
End of year	$250	$234

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 6, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018 and from 0.00% to 2.78% with a weighted average of 2.46% as of December 31, 2017.

Net Reserve (Salvage)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Public finance:
U.S. public finance	$153	$211
Non-U.S public finance	2	4
Public finance	155	215
Structured finance:
U.S. RMBS	11	17
Triple-X life insurance transactions	79	82
Other structured finance	21	38
Structured finance	111	137
Total	$266	$352

Components of Net Reserves (Salvage)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Loss and LAE reserve, net	$311	$389
Salvage and subrogation recoverable	(45)	(37)
Net reserves (salvage)	$266	$352

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2018
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$293
Salvage and subrogation recoverable	45
Contra-paid, net	2
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(311)
Net expected loss to be expensed (present value)	$29
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 4, Expected Loss to be Paid.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2018
(in millions)
2019 (January 1 – March 31)	$—
2019 (April 1 – June 30)	1
2019 (July 1 – September 30)	—
2019 (October 1 – December 31)	1
Subtotal 2019	2
2020	2
2021	2
2022	2
2023	2
2024-2028	8
2029-2033	7
2034-2038	3
After 2038	1
Net expected loss to be expensed	29
Future accretion	56
Total expected future loss and LAE	$85

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2018	2017
	(in millions)
Public finance:
U.S. public finance	$26	$123
Non-U.S public finance	(2)	(1)
Public finance	24	122
Structured finance:
U.S. RMBS	(7)	(5)
Triple-X life insurance transactions	—	(104)
Other structured finance	(10)	3
Structured finance	(17)	(106)
Loss and LAE	$7	$16

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks (1)	82	18	89	189
Remaining weighted-average contract period (in years)	8.8	15.2	11.0	10.8
Outstanding exposure:
Principal	$612	$211	$1,711	$2,534
Interest	280	154	634	1,068
Total	$892	$365	$2,345	$3,602
Expected cash outflows (inflows)	$12	$48	$691	$751
Potential recoveries (2)	(31)	(12)	(359)	(402)
Subtotal	(19)	36	332	349
Discount	6	(12)	(50)	(56)
Present value of expected cash flows	$(13)	$24	$282	$293
Deferred premium revenue	$10	$5	$22	$37
Reserves (salvage)	$(16)	$19	$263	$266

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2017

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks (1)	87	21	99	207
Remaining weighted‑average contract period (in years)	8.5	15.2	11.4	10.8
Outstanding exposure:
Principal	$892	$230	$1,801	$2,923
Interest	364	176	697	1,237
Total	1,256	406	2,498	4,160
Expected cash outflows (inflows)	$38	$57	$822	$917
Potential recoveries (2)	(33)	(14)	(393)	(440)
Subtotal	5	43	429	477
Discount	2	(13)	(81)	(92)
Present value of expected cash flows	$7	$30	$348	$385
Deferred premium revenue	$11	$6	$24	$41
Reserves (salvage)	$3	$25	$324	$352
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlement or litigation judgments, excess spread on any underlying collateral and other estimated recoveries.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were downgraded below "A" by S&P or below "A2" by Moody's Investors Service, Inc. (Moody's), and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $10 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2018, the Company had assumed exposure of approximately $0.8 billion net par of VRDOs, of which approximately $10 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6.	Fair Value Measurement

The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2018, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of December 31, 2018, the Company used models to price 24 securities with a fair value of $37 million. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2018, 99.9% was assumed from affiliated ceding companies. The following is a description of the fair value methodology applied to the Company's assumed CDS that are accounted for as credit derivatives. The affiliated ceding companies did not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the affiliated ceding companies and the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2018 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2018	As of December 31, 2017
Based on actual collateral specific spreads	2%	5%
Based on market indices	18%	26%
Provided by the CDS counterparty	80%	69%
Total	100%	100%
 ____________________
(1)    Based on par.

The rates used to discount future expected premium cash flows ranged from 2.47% to 2.89% at December 31, 2018 and 1.72% to 2.55% at December 31, 2017.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its transactions. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a transaction generally decreases. Due to the low volume and total net par of CDS contracts remaining in AG Re's assumed AGM portfolio, changes in AGM's credit spreads do not significantly affect the fair value of these CDS contracts.

As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a transaction generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 54% and 60% based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2018 and December 31, 2017, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's or AGM's credit spreads. In general when such credit spreads narrow, the cost to hedge AGC's or AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's or AGM's credit spreads widen, the cost to hedge increases causing more transactions to price at previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or transaction originator hedging a portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding London Interbank Offered Rate (LIBOR) over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or any actual exit transactions, therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities:
Obligations of state and political subdivisions	$299	$—	$299	$—
U.S. government and agencies	60	—	60	—
Corporate securities	755	—	755	—
Mortgage-backed securities:
RMBS	417	—	413	4
Commercial mortgage-backed securities (CMBS)	220	—	220	—
Asset-backed securities	64	—	31	33
Total fixed-maturity securities	1,815	—	1,778	37
Short-term investments	43	24	19	—
Total assets carried at fair value	$1,858	$24	$1,797	$37
Liabilities:
Credit derivative liabilities (2)	$28	$—	$—	$28
Total liabilities carried at fair value	$28	$—	$—	$28

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities:
Obligations of state and political subdivisions	$317	$—	$317	$—
U.S. government and agencies	58	—	58	—
Corporate securities	848	—	848	—
Mortgage-backed securities:
RMBS	414	—	408	6
CMBS	229	—	229	—
Asset-backed securities	62	—	26	36
Total fixed-maturity securities	1,928	—	1,886	42
Short-term investments	32	16	16	—
Other assets (2)	1	—	—	1
Total assets carried at fair value	$1,961	$16	$1,902	$43
Liabilities:
Credit derivative liabilities (2)	$37	$—	$—	$37
Total liabilities carried at fair value	$37	$—	$—	$37
 ____________________
(1)    Change in fair value is included in other comprehensive income (OCI).

(2)    Change in fair value is included in the consolidated statements of operations.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2018 and 2017.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2018

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (3)
	(in millions)
Fair value as of December 31, 2017	$6		$36		$(36)
Total pretax realized and unrealized gains/(losses) recorded in (1):
Net income (loss)	1	(2)	—	(2)	12	(4)
Other comprehensive income (loss)	(1)		(1)		—
Purchases	—		15		—
Issuances	—		—		(3)
Settlements	(2)		(17)		(1)
Fair value as of December 31, 2018	$4		$33		$(28)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2018					$11	(4)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2018	$—		$—

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2017

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (3)
	(in millions)
Fair value as of December 31, 2016	$6		$18		$(49)
Total pretax realized and unrealized gains/(losses) recorded in (1):
Net income (loss)	1	(2)	—	(2)	14	(4)
Other comprehensive income (loss)	—		—		—
Purchases	—		31		—
Settlements	(1)		(13)		(1)
Fair value as of December 31, 2017	$6		$36		$(36)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2017	$—		$—		$8	(4)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown gross in the consolidated balance sheet based on net exposure by counterparty.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$4	CPR	4.5%	-	6.5%	6.4%
		CDR	2.5%	-	3.6%	2.6%
		Loss severity	85.0%
		Yield	6.7%	-	7.0%	7.0%

Asset-backed securities (Collateralized loan obligations (CLOs))	33	Yield	3.9%	-	4.6%	4.4%

Liabilities:
Credit derivative liabilities, net	(28)	Year 1 loss estimates	0.0%	-	66.0%	1.2%
		Hedge cost (in basis points (bps))	5.5	-	82.5	22.1
		Bank profit (in bps)	7.2	-	509.9	61.1
		Internal floor (in bps)	8.8	-	30.0	20.3
		Internal credit rating	AAA	-	CCC	AA
____________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description (1)	Fair Value at December 31, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$6	CPR	1.3%	-	5.6%	1.6%
		CDR	3.0%	-	5.1%	3.2%
		Loss severity	75.0%	-	90.0%	76.2%
		Yield	5.3%	-	6.3%	6.2%

Asset-backed securities (CLOs)	36	Yield	2.6%	-	3.4%	3.2%

Liabilities:
Credit derivative liabilities, net	(36)	Year 1 loss estimates	0.0%	-	42.0%	1.8%
		Hedge cost (in bps)	17.6	-	122.6	46.8
		Bank profit (in bps)	6.6	-	852.5	79.4
		Internal floor (in bps)	8.0	-	30.0	23.6
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3 in the fair value hierarchy.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2018		As of December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Loan receivable from affiliate	$50	$46	$60	$58
Other assets (2)	13	13	14	14
Liabilities:
Financial guaranty insurance contracts (1)	909	1,501	955	1,879
Other liabilities (2)	—	—	6	6
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

(2)	The Company’s other assets and other liabilities consist predominantly of accrued interest and payables for securities purchased, for which the carrying value approximates fair value.

7.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by ISDA documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, ceding companies may not unilaterally terminate a CDS contract; however, ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts or assumed from its affiliated or third party ceding companies, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and any realized gains or losses on termination. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 13.3 years at December 31, 2018 and 15.2 years at December 31, 2017.

Credit Derivatives

	As of December 31, 2018		As of December 31, 2017
Asset Type	Net Par Outstanding	Net Fair Value	Net Par Outstanding	Net Fair Value
	(in millions)
Assumed from affiliates:
Pooled infrastructure	$687	$(15)	$780	$(20)
Regulated utilities	303	(1)	78	—
U.S. RMBS	121	(4)	174	(8)
Infrastructure finance	81	—	25	—
Pooled corporate obligations (TruPS collateralized debt obligations (CDOs))	47	(1)	75	(2)
Other (1)	151	(7)	302	(6)
Assumed from affiliates	1,390	(28)	1,434	(36)
Assumed from third parties	2	—	19	—
Total	$1,392	$(28)	$1,453	$(36)
____________________

(1)	This represents numerous transactions across various asset classes, such as healthcare, municipal utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2018		As of December 31, 2017
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$773	55.5%	$904	62.2%
AA	122	8.8	119	8.2
A	144	10.3	224	15.4
BBB	329	23.7	141	9.7
BIG (1)	24	1.7	65	4.5
Credit derivative net par outstanding	$1,392	100.0%	$1,453	100.0%
____________________

(1)	BIG relates to U.S. RMBS exposures as of December 31, 2018 and both U.S. RMBS and TruPS CDOs as of December 31, 2017.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Year Ended December 31,
	2018	2017
	(in millions)
Realized gains on credit derivatives	$1	$1
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(1)	—
Realized gains (losses) and other settlements	—	1
Net unrealized gains (losses)	12	13
Net change in fair value of credit derivatives	$12	$14

During 2018, unrealized fair value gains were generated primarily as a result of CDS terminations by affiliated ceding companies’, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. In addition, unrealized fair value gains were generated as a result of the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies during the period. The unrealized fair value gains were partially offset by unrealized fair value losses resulting from wider implied net spreads driven by the decreased cost to buy protection in the affiliated ceding companies’ name, as the market cost of the affiliated ceding companies’ credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on the affiliated ceding companies’ decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During 2017, unrealized fair value gains were generated primarily as a result of CDS terminations by affiliated ceding companies in the U.S. RMBS and other sectors, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. The majority of the CDS transactions that were terminated were as a result of settlement agreements by affiliated ceding companies with several CDS counterparties. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in the affiliated ceding companies’ name, as the market cost of the affiliated ceding companies’ credit protection decreased significantly during the period. For those CDS transactions that were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on the affiliated ceding companies’ decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC and AGM. The Company determines its own credit risk based on quoted CDS prices traded on AGC and AGM at each balance sheet date. Substantially all of the Company's CDS, on a fair value basis, are assumed from AGC.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2018	As of December 31, 2017	As of December 31, 2016
Five-year CDS spread	110	163	158
One-year CDS spread	22	70	35

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of Assured Guaranty
Credit Spreads

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Fair value of credit derivatives before effect of Assured Guaranty credit spread	$(61)	$(89)
Plus: Effect of Assured Guaranty insurance subsidiaries' credit spread	33	53
Net fair value of credit derivatives	$(28)	$(36)

The fair value of CDS contracts at December 31, 2018, before considering the implications of AGC’s or AGM's credit spread, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. Offsetting the benefit attributable to AGC’s or AGM's credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the TruPS CDO, and pooled infrastructure markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

8.	Investments and Cash

Accounting Policy

The Company's investment portfolio consists of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations. Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments (OTTI) on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash at December 31, 2018 and 2017.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an OTTI is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment.

In addition to the factors noted above, the Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $14 million as of both December 31, 2018 and December 31, 2017.

Net Investment Income

	Year Ended December 31,
	2018	2017
	(in millions)
Income from fixed-maturity securities	$66	$67
Interest income from loan receivable from affiliate (see Note 12)	3	3
Gross investment income	69	70
Investment expenses	(2)	(2)
Net investment income	$67	$68

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2018	2017
	(in millions)
Gross realized gains on available-for-sale securities	$1	$1
Gross realized losses on available-for-sale securities	(4)	(1)
OTTI:
Total OTTI	(1)	—
Less: portion of OTTI recognized in OCI	—	—
Net OTTI recognized in net income (loss)	(1)	—
Net realized investment gains (losses)	$(4)	$—

There was de minimis amount of credit losses balance as of both December 31, 2018 and December 31, 2017 for fixed-maturity securities for which the Company has recognized an OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

As of December 31, 2018, the majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding an allocation not to exceed 5% of the aggregate externally managed portfolio, to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio (excluding short-term investments) consists of the Company's investments in securities for other risk management purposes. As of December 31, 2018 and 2017, internally managed securities were $4 million and $6 million, respectively.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating (3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	16%	$289	$11	$(1)	$299	$—	AA-
U.S. government and agencies	3	55	5	—	60	—	AA+
Corporate securities	41	766	5	(16)	755	—	A
Mortgage-backed securities (4):
RMBS	22	417	5	(5)	417	—	AA+
CMBS	12	221	1	(2)	220	—	AAA
Asset-backed securities	4	65	—	(1)	64	—	AAA
Total fixed-maturity securities (5)	98	1,813	27	(25)	1,815	—	AA-
Short-term investments	2	43	—	—	43	—	AAA
Total investment portfolio	100%	$1,856	$27	$(25)	$1,858	$—	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating (3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	16%	$300	$18	$(1)	$317	$—	AA
U.S. government and agencies	3	50	8	—	58	—	AA+
Corporate securities	43	829	21	(2)	848	—	A
Mortgage-backed securities (4):
RMBS	21	406	9	(1)	414	1	AA+
CMBS	12	225	5	(1)	229	—	AAA
Asset-backed securities	3	62	—	—	62	—	AAA
Total fixed-maturity securities (5)	98	1,872	61	(5)	1,928	1	AA-
Short-term investments	2	32	—	—	32	—	AAA
Total investment portfolio	100%	$1,904	$61	$(5)	$1,960	$1	AA-
____________________

(1)	Based on amortized cost.

(2)	See Note 14, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 68% of mortgage backed securities as of December 31, 2018 and 66% as of December 31, 2017 based on fair value.

(5)	0.2% and 0.3% of fixed-maturity securities are rated BIG as of as of December 31, 2018 and December 31, 2017, respectively, based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2018 and December 31, 2017 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2018 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$3	$15	$38	$56	$55	AA-
Texas	3	24	25	52	50	AA
New York	—	16	23	39	37	AA+
Connecticut	14	—	—	14	15	A
North Carolina	—	—	14	14	13	AA
Illinois	4	—	9	13	12	A-
Pennsylvania	10	—	3	13	13	A+
Missouri	—	—	10	10	8	AA+
Washington	—	—	9	9	9	AA-
Florida	—	3	4	7	7	AA-
All others	3	4	56	63	61	AA-
Total	$37	$62	$191	$290	$280	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2017 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$3	$16	$34	$53	$49	AA-
Texas	3	24	22	49	47	AA-
New York	—	14	29	43	41	AA+
North Carolina	—	—	16	16	14	AA
Connecticut	15	—	—	15	15	A+
Washington	2	—	12	14	14	AA-
Illinois	4	—	9	13	12	A-
Pennsylvania	9	—	3	12	12	AA-
Missouri	—	—	10	10	8	AA+
Maryland	—	1	7	8	8	AA-
All others	5	15	57	77	73	AA
Total	$41	$70	$199	$310	$293	AA-
____________________

(1)
Excludes $9 million and $7 million as of December 31, 2018 and 2017, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2018		As of December 31, 2017
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$52	$51	$44	$42
Water and sewer	34	32	40	37
Higher education	33	32	28	26
Tax backed	27	25	29	25
Healthcare	22	22	26	25
Municipal utilities	18	17	22	21
All others	5	5	10	10
Total	$191	$184	$199	$186

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$8	$—	$42	$(1)	$50	$(1)
U.S. government and agencies	3	—	—	—	3	—
Corporate securities	235	(5)	243	(11)	478	(16)
Mortgage-backed securities
RMBS	11	—	201	(5)	212	(5)
CMBS	27	—	61	(2)	88	(2)
Asset-backed securities	35	—	19	(1)	54	(1)
Total	$319	$(5)	$566	$(20)	$885	$(25)
Number of securities (1)		120		193		306
Number of securities with OTTI		4		4		8

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$21	$—	$24	$(1)	$45	$(1)
U.S. government and agencies	1	—	—	—	1	—
Corporate securities	89	(1)	51	(1)	140	(2)
Mortgage-backed securities
RMBS	64	—	64	(1)	128	(1)
CMBS	21	—	22	(1)	43	(1)
Asset-backed securities	8	—	—	—	8	—
Total	$204	$(1)	$161	$(4)	$365	$(5)
Number of securities (1)		90		65		154
Number of securities with OTTI		—		1		1
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2018, four securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2018 was $2 million. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2017, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2017 were yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2018 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2018

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$4	$4
Due after one year through five years	300	303
Due after five years through 10 years	565	555
Due after 10 years	306	316
Mortgage-backed securities:
RMBS	417	417
CMBS	221	220
Total	$1,813	$1,815

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements in the amount of $1,100 million and $1,082 million as of December 31, 2018 and December 31, 2017, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2018 and 2017, respectively.

9.	Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in millions)
AG Re	$1,249	$1,294	$131	$155
AGRO	383	380	10	10

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re's and AGRO's statutory statements, that are admissable assets under GAAP.

Dividend Restrictions and Capital Requirements

For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $312 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2019 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $312 million as of December 31, 2018. Such dividend capacity can be further limited by the actual amount of AG Re’s unencumbered assets, which amount changes from time to time in part due to collateral posting requirements. As of December 31, 2018, AG Re had unencumbered assets of approximately $416 million. AG Re declared and paid dividends of $40 million in the first quarter of 2019.

For AGRO, annual dividends cannot exceed $96 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2019 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $21 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $96 million as of December 31, 2018. Such dividend capacity can be further limited by the actual amount of AGRO’s unencumbered assets, which were approximately $342 million as of December 31, 2018.

Dividend Restrictions and Capital Requirements

Dividends Paid

	Year Ended December 31,
	2018	2017
	(in millions)
Dividends paid by AG Re to AGL	$125	$125

10.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Effect of the 2017 Tax Cuts and Jobs Act

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (Tax Act) was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21% and implementation of a territorial tax system. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances. The Company recognized a provisional income tax benefit of $2 million, which was included as a component of income tax expense from continuing operations in 2017. Adjustments identified from filing the 2017 tax return did not materially change the provisional amount. As of December 31, 2018, the accounting for the income tax effects of the Tax Act have been completed and the total net impact resulting from the Tax Act is a benefit of $2 million.

Reclassification of Stranded Tax Effects

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Comprehensive Income, which allows entities to elect to reclassify, from accumulated OCI (AOCI) to retained earnings, stranded tax effects resulting from the Tax Act.

Under existing U.S. GAAP, deferred tax assets and liabilities are required to be adjusted for the effect of a change in tax laws or rates, with the effect included in income from continuing operations in the reporting period that includes the enactment date, even in situations in which the related income tax effects of items in AOCI were originally recognized in OCI (rather than in net income). This results in the tax rate for items within AOCI continuing to be recorded at the previous tax rate (stranded tax effects).

The Company adopted this ASU in its 2017 financial statements and elected to reclassify a loss of approximately $1 million from AOCI to retained earnings, which is attributable to the reduction in the corporate tax rate.

Provision for Income Taxes

The following table presents current and deferred components of the total provision for income taxes.

Provision for Income Taxes

	Year Ended December 31,
	2018	2017
	(in millions)
Current	$2	$3
Deferred	—	(2)
Total provision (benefit) for income taxes	$2	$1

The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2018 and 35% in 2017.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2018	2017
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$3	$4
Tax-exempt interest	(1)	(1)
Effects of transitional adjustments related to the Tax Act	—	(2)
Total provision (benefit) for income taxes	$2	$1
Effective tax rate	1.4%	0.5%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2018	2017
	(in millions)
United States	$12	$11
Bermuda	121	145
Total	$133	$156

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2018	2017
	(in millions)
United States	$18	$15
Bermuda	176	216
Total	$194	$231
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Deferred tax assets (liabilities)	$(2)	$(3)
Current tax assets (liabilities)	—	(1)
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2018	2017
	(in millions)
Deferred tax assets:
Unearned premium reserves, net	$1	$—
Total deferred income tax assets	1	—
Deferred tax liabilities:
Unrealized appreciation on investments	1	3
Deferred acquisition costs	1	—
Market discount	1	—
Total deferred income tax liabilities	3	3
Net deferred income tax asset (liability)	$(2)	$(3)

Audits

AGOUS is not currently under audit and has open tax years of 2015 forward.

11.	Reinsurance

The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. Most of the Company’s Assumed Business and Ceded Business relates to financial guaranty business, except for a modest amount that relates to AGRO's non-financial guaranty business. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 5 are followed. For any assumed credit derivative contracts, the accounting model in Note 7 is followed.

Financial Guaranty Business

The Company assumes financial guaranty business (Assumed Financial Guaranty Business) from affiliated companies and third party insurers, primarily other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria;

•	if the Company fails to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to the assumed business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of December 31, 2018, if each third party company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $42 million.

The Company cedes a de minimis amount of financial guaranty business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Non-Financial Guaranty Business

As described in Note 3, Outstanding Exposure, Non-Financial Guaranty Exposure, the Company, through AGRO, assumes non-financial guaranty business from third party insurers (Assumed Non-Financial Guaranty Business). It also retrocedes some of this business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2018, an estimated $2 million of collateral in respect of certain of its Assumed Non-Financial Guaranty Business. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2018, an estimated $8 million of collateral in respect of a different portion of AGRO’s Assumed Non-Financial Guaranty Business. AGRO’s ceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses (both financial guaranty and non-financial guaranty).

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2018	2017
	(in millions)
Premiums Written:
Direct	$9	$—
Assumed	162	129
Ceded	(4)	(22)
Net	$167	$107
Premiums Earned:
Direct	$1	$—
Assumed	122	145
Ceded	(3)	(1)
Net	$120	$144
Loss and LAE:
Assumed	$7	$16
Net	$7	$16

In addition to the items presented in the table above, the Company records in the consolidated statements of operations the effect of assumed credit derivative exposures. These amounts were gains of $8 million in 2018 and $19 million in 2017.

Exposure to Reinsurers (1)

	As of December 31, 2018		As of December 31, 2017
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Due (To) From:
Assumed premium, net of commissions	$138	$36	$131	$40
Ceded premium, net of commissions	—	(15)	—	(19)
Assumed expected loss to be paid	(240)	(53)	(313)	(70)
Assumed unearned premium reserve	(765)	(61)	(711)	(74)
Ceded unearned premium reserve	—	23	—	22
Assumed funds held from affiliates	40	—	42	—
Outstanding Exposure:
Financial guaranty
Assumed par outstanding	$64,435	$4,559	$65,840	$5,896
Ceded par outstanding (2)	—	384	—	389
Non-financial guaranty exposure (see Note 3)
Assumed	—	1,081	—	974
Ceded	—	239	—	159
____________________
(1)    There was no collateral posted by third party reinsurers as of December 31, 2018 and December 31, 2017.

(2)    All ceded par is rated IG as of December 31, 2018 and December 31, 2017.

12.	Related Party Transactions

Expense Sharing Agreements

In 2016 AGC allocated to AG Re certain payroll and related employee benefit expenses. Until December 31, 2016, AGC provided services to two of its Bermuda affiliates, AG Re and AGL, pursuant to two separate service agreements, each effective as of January 1, 2006 (each as amended by Amendment No. 1 thereto, effective June 1, 2013) (the Bermuda Service Agreements).  Under the Bermuda Service Agreements, AGC provided certain services to AG Re and AGL, as applicable and as needed and requested by such companies, including, but not limited to, insurance, investor relations, actuarial, data collection and analysis, claims related services, legal, information technology, human resources, accounting, tax, financial reporting, regulatory and investment planning services.  In the first quarter of 2017, AGC’s parent, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services.  In connection with such transfer, the Bermuda Service Agreements were terminated effective as of 11:59 p.m. on December 31, 2016 and, effective January 1, 2017, AG Services entered into one new service agreement with AG Re and AGL, which is substantially identical to the Bermuda Service Agreements.

AG Re allocates a portion of the rent to its parent company, AGL.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2018	2017
	(in millions)
Affiliated companies:
AG Services	$10	$9
AGL	2	2
Total	$12	$11

The following table summarizes the amounts due to affiliated companies under the expense sharing agreements.

Amounts Due To Affiliated Companies

	As of December 31,
	2018	2017
	(in millions)
Affiliated companies
AG Services	$7	$6
AGC	—	1
AGL	1	1
Total	$8	$8

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, AGUS, a subsidiary of AGL, borrowed $90 million from AGRO, a wholly-owned subsidiary of the Company, in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc. a company that is now AGRO's affiliate Municipal Assurance Corp. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. During 2018 and 2017, AGUS repaid $10 million and $10 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2018, $50 million remained outstanding. The Company recognized $3 million and $3 million of interest income during the years ended December 31, 2018 and 2017, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for relevant balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2018		2017
	AGC	AGM and AGE (2)	AGC	AGM and AGE (2)
	(in millions)
Assets:
Premium receivable, net of commissions payable	$61	$76	$55	$76
DAC	48	189	40	179
Salvage and subrogation recoverable	23	22	21	16
Assumed funds held from affiliates	15	25	15	27
Liabilities:
Unearned premium reserve	$165	$600	$140	$571
Loss and LAE reserve	171	92	204	121
Reinsurance balances payable, net (1)	—	1	—	1
Net credit derivative liabilities	26	2	36	—
Other information:
Exposure
Assumed par outstanding	$13,369	$51,066	$13,343	$52,497
_____________________

(1)	Included in other liabilities on the consolidated balance sheets.

(2)	Assured Guaranty (Europe) plc (AGE).

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2018		2017
	AGC	AGM and AGE	AGC	AGM and AGE
	(in millions)
Revenues:
Net earned premiums	$41	$68	$43	$81
Net change in fair value of credit derivatives	(11)	—	12	1
Expenses:
Loss and LAE	(4)	16	(71)	72
Amortization of DAC	12	22	12	26

Guaranty

AG Re provides an irrevocable guaranty to AGRO. Pursuant to the terms of the guaranty, upon demand by AGRO, to the extent AGRO is unable to satisfy any payment obligation, AG Re will make funds available to AGRO for the full payment of such payment obligation when it is due. AGRO has not made any demand to AG Re under this guaranty.

13.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2015, AG Re signed a lease agreement for Bermuda office space that expires in April 2021. The Company's proportionate share of rent expense recognized in both 2018 and 2017 was $0.7 million.

Future Minimum Rental Payments

Year	(in millions)
2019	$0.6
2020	0.4
2021	0.1
Total	$1.1

Accounting Policy

The Company recognized operating lease expense on a straight–line basis over the lease term.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the affiliated ceding companies have commenced a number of legal actions in the Federal District Court for Puerto Rico to enforce their rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. The amounts, if any, the affiliated ceding companies, and hence the Company on the relevant assumed exposures, will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company's affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith.

14.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total AOCI
	(in millions)
Balance, December 31, 2017	$51	$1	$52
Other comprehensive income (loss) before reclassifications	(53)	(2)	(55)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(3)	(1)	(4)
Tax (provision) benefit	—	—	—
Total amount reclassified from AOCI, net of tax	(3)	(1)	(4)
Net current period other comprehensive income (loss)	(50)	(1)	(51)
Balance, December 31, 2018	$1	$—	$1

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total AOCI
	(in millions)
Balance, December 31, 2016	$42	$1	$43
Reclassification of stranded tax effects (see Note 10)	1	—	1
Other comprehensive income (loss) before reclassifications	8	—	8
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	—	—	—
Tax (provision) benefit	—	—	—
Total amount reclassified from AOCI, net of tax	—	—	—
Net current period other comprehensive income (loss)	8	—	8
Balance, December 31, 2017	$51	$1	$52

15.	Subsequent Events

Subsequent events have been considered through April 5, 2019, the date on which these financial statements were issued.